Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 21, 2010, except for Note 25 as which the date is October 4, 2010, on the consolidated financial statements of Wave2Wave Communications, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for each of the three years ended in the period ended December 31, 2009.

/s/ RBSM LLP

New York, New York

November 10, 2010